As filed with the Securities and Exchange Commission on June 5, 2007
Registration No. 333-30950

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

Post-Effective Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	65-0707824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
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200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Gathright
Chief Executive Officer and President
SMF Energy Corporation
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

S. Lee Terry, Jr.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400
___________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-30950 on Form S-3, filed on February 23, 2000 with the Securities and Exchange Commission (the “Original Registration Statement”).

On February 14, 2007, Streicher Mobile Fueling, Inc. a Florida corporation (“Streicher”), completed its reincorporation by merging with and into its wholly-owned subsidiary, SMF Energy Corporation, a Delaware corporation (“SMF”). SMF, as a result of the reincorporation merger of Streicher, is the successor to Streicher.

The Original Registration Statement registered 30,000 shares of common stock, $0.01 par value (the “Common Stock”) underlying the same number of warrants to purchase shares of Common Stock (the “Warrants”). By their terms, the Warrants were to expire on September 30, 2000. As result of the expiration of the Warrants, the offering pursuant to the Original Registration Statement for 30,000 of Common Stock has been terminated. In accordance with the undertaking made in the Original Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, SMF hereby removes from registration all 30,000 shares of Common Stock registered under the Original Registration Statement, since all of the Warrants have expired and any shares issued upon exercise of the Warrants no longer need to be registered. Accordingly, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Original Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this Post-Effective Amendment No. to Registration Statement No. 333-30950 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 5, 2007.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-30950 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard E. Gathright Richard E. Gathright	Chief Executive Officer and President, and Chairman of the Board (Principal Executive Officer)	June 5, 2007

/s/ Michael S. Shore Michael S. Shore	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 5, 2007

/s/ Wendell R. Beard Wendell R. Beard	Director	June 5, 2007

/s/ Larry S. Mulkey Larry S. Mulkey	Director	June 5, 2007

/s/ C. Rodney O’Connor C. Rodney O’Connor	Director	June 5, 2007

/s/ Robert S. Picow Robert S. Picow	Director	June 5, 2007

/s/ Steven R. Goldberg Steven R. Goldberg	Director	June 5, 2007

/s/ Nat Moore Nat Moore	Director	June 5, 2007